Exhibit 16.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

BY MAIL

September 3, 2021

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen:

We have read Item 4.01 of this Form 8-K of IWeb Inc. dated and filed with the Securities and Exchange Commission on September 3, 2021, and are in agreement with the statements concerning our firm contained in the first, second, third, sixth and eighth paragraphs of that section. We have no basis to agree or disagree with other statements made in this Form 8-K.

Very truly yours

Centurion ZD CPA & Co.

Hong Kong, China